Exhibit 99.1

JOHN RUSSELL ELECTED TO

KEWAUNEE SCIENTIFIC BOARD OF DIRECTORS

June 1, 2011

Exchange:	NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, NC, June 1, 2011 / PRNewswire/—Kewaunee Scientific Corporation (Nasdaq: KEQU) announced today the election of John Russell to Kewaunee Scientific’s Board of Directors.

Mr. Russell, a resident of Glenview, Illinois, has over 25 years of business experience and is currently a business consultant and private investor. From 2007-2010, Mr. Russell served as the Chief Executive Officer of Maysteel LLC, a leading manufacturer of precision sheet metal and electrical components for the high-tech and electrical utility sectors. Maysteel is headquartered in Menomonee Falls, Wisconsin. Mr. Russell also has served on the Board of Directors of Strategic Materials, the largest glass recycling company in North America, since 2007.

Earlier in his career, Mr. Russell was a partner with McKinsey and Company, the international strategy consulting firm. After McKinsey, he held senior executive positions in a variety of manufacturing companies, including serving as a corporate officer of Brunswick Corporation, where he was Executive Vice President of Mercury Marine, President of Brunswick Billiards, and President of U.S. Marine.

“John’s broad-based management experience and in-depth manufacturing experience will make him an extremely valuable addition to the Kewaunee Scientific Board,” said William A. Shumaker, Chairman, President, and CEO of Kewaunee Scientific.

Mr. Russell completed his undergraduate degree at Florida State University and has an MBA from the University of Chicago.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company’s corporate headquarters are located in Statesville, North Carolina. The Company’s manufacturing facilities are located in Statesville and Bangalore, India. The Company has subsidiaries in Singapore and Bangalore, India that serve the Asian and Middle East markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275